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                                                                 EXHIBIT 99.4


                              STOCK PURCHASE AGREEMENT


     Effective as of the 1st day of August, 1997, Wade Cook Financial Corporation, or its assignee (the "Buyer"), agrees to acquire from John V. Childers, Sr., Brenda Childers, Tracy Allan Childers and John V. Childers, Jr. (collectively the "Sellers") all of the outstanding capital stock of Ideal Travel Concepts, Inc., a Florida corporation (the "Company") for a purchase price of US $2,150,000, to be paid as set forth as herein. The Buyer and the Sellers are referred to collectively herein as the "Parties". The $2,150,000 purchase price will be payable on the Closing Date (hereinafter defined) subject to the shares of the Company being free and clear of all liens and encumbrances of any kind or nature whatsoever on the Closing Date.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.   Definitions.

     "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulation, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all reasonable attorneys' fees and court costs.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     "Affiliated Group" has the meaning set forth in Code Sec. 1504(a).

     "Applicable Rate" means the announced prime rate in effect from time to time at Chase Manhattan Bank, N.A.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

     "Buyer" has the meaning set forth in the preface above.

     "Closing" has the meaning set forth in Paragraph 2.3. below.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

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     "Company" has the meaning set forth in the preface above.

     "Company Share" means any share of capital stock of the Company, including the Common Stock and the Preferred Stock.

     "Closing Date" is the date of Closing agreed to by the parties provided it is no later than 30 days after the date of execution of this Stock Purchase Agreement.

     "Confidential Information" means trade secrets and other information not generally known concerning the Company.

     "Disclosure Schedule" has the meaning set forth in Paragraph 4 below.

     "Employee Benefit Plan" means a qualified defined contribution retirement plan or arrangement, which is a Code Section 401(k) Plan, or a Company or Seller provided retirement plan.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec.
3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec.
3(1).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

     "Financial Statements" has the meaning set forth in Paragraph 4.5 below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Indemnified Party" has the meaning set forth in Paragraph 8.3 below.

     "Indemnifying Party" has the meaning set forth in Paragraph 8.3 below.

     "Intellectual Property" means all (a) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, -C- mask works and registrations and applications for registration thereof, (d) computer software, data, and documentation, (e) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial,

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marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (f) other proprietary rights, and 9g) copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge or Known" means knowledge a reasonable person would or should have after reasonable investigation.

     "Liability" means any liability, Known or unknown at the time of Closing (whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Most Recent Balance Sheet Date" has the meaning set forth on Paragraph 4.5 below.

     "Most Recent Fiscal Year End" has the meaning set forth in Paragraph 4.5 below.

     "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" or "Parties" means the Buyer and/or the Sellers in this Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

     "Purchase price" has the meaning set forth in Paragraph 2.2 below.

     "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

     "Securities Act" means the Securities Act of 1933, as amended.

      "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) mechanic's, materialmen's and similar liens arising by operation of law in the ordinary course of business with respect to obligations not yet delinquent, (b) liens for Taxes not yet due and payable, -C- liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation,
(d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

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     "Sellers" has the meaning set forth in the preface above.

     "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.   Purchase and Sale of Company

     2.1. Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, all of the issued and outstanding Shares of the Company for the consideration specified below in this Paragraph 2.

     2.2 Purchase Price. The Buyer agrees to issue to the Sellers on the Closing Date a total of 358,333 shares of restricted Class A Common Stock of Buyer (the "Purchase Shares") of which John V. Childers, Sr., Brenda Childers and Tracy Alan Childers each shall be issued 107,500 shares, and John V. Childers, Jr. Shall be issued 35,833 shares, as adjusted for any recapitalizations of Company Shares since the effective date of this Agreement. The price per share of the Purchase Shares is agreed to be $6.00 per share, for a total consideration of $2,150,000.

     2.3 The Closing. The closing of the transactions (the "Closing") contemplated by this Agreement which shall be the same day as the Closing Date, shall take place at the offices of Monahan & Biagi, P.L.L.C. in Seattle, Washington commencing at 11:00 a.m. local time on December 30, 1997 or such other date or place as the Buyer and the Seller may mutually determine.

     2.4 Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Paragraph 7.1 below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Paragraph 7.2 below,

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(iii) Sellers will deliver to the Buyer stock certificates representing all
Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will instruct its transfer agent to deliver to the Sellers the Purchase Shares.

3.   Representations and Warranties Concerning the Transaction.

     3.1 Representations and Warranties of the Sellers. The Sellers, jointly and severally, represent and warrant to the Buyer that the statements contained in this Paragraph 3 are correct and complete upon execution of this Agreement except as set forth in the Schedules attached hereto.

          3.1.1 Authorization of Transaction. The Sellers have full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions. The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          3.1.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Sellers or the Company are subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Sellers or the Company are a party or by which any of themare bound or to which any of their assets are subject. In addition, all governmental and other consents and approvals, if any, necessary to permit the confirmation of the transaction contemplated by this Agreement shall have been received.

          3.1.3 Broker's Fees. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated.

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          3.1.4     Company Shares.  The Sellers hold of record and own
beneficially all of the issued and outstanding Company Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), claims, Taxes, mortgage, pledge, security interest, encumbrance, charge, other lien, options, warrants, rights, contracts, calls, commitments, equities, and demands. None of the Sellers is a party to any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company 9other than this Agreement). None of the Sellers is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

          3.1.5 Due Diligence. The Sellers agree to make available to the Buyer and its agents, officers, and representatives, all information as the Buyer may reasonably require to permit the Buyer to complete its Due Diligence review of the Company and this transaction up to and through the Closing Date.

          3.1.6 Consent of third parties. The Sellers shall obtain the consent of any third parties which may be necessary as the result of this transaction, including, but not limited to, the transfer of the rights and obligations of the Company under its Agreements with Airlines Reporting Corporation (ARC") and the International Airlines Travel Agent Network ("IATAN"); the consent of such of the Company's lessors as are required to the transaction and the consent of any regulatory authorities or parties to existing contracts between the third party and the Company or the Sellers, provided, however, that with respect to the consent of ARC and IATAN, Sellers shall have up to six months after the Closing Date to obtain such consents.

          3.1.7 Seller's Sophistication. The Sellers are persons of adequate financial sophistication and have such knowledge and experience in financial and business matters that Sellers have evaluated the merits and risks of this transaction for Seller's own accounts.

          3.1.8 Investment Objective. Sellers are acquiring the Purchase Shares pursuant to this Agreement for investment for their own account and not with a view to the sale or distribution of any part thereof. Sellers have no present intention of selling, granting participation in or otherwise distributing the same. Sellers acknowledge that the Purchased Shares have been offered and transferred pursuant to exemptions from registration under the Securities Act and relevant state securities laws and that the reliance of the Buyer upon such exemptions is predicated on

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the accuracy of Sellers' representations and warranties herein. Sellers have no current intention with respect to any such future sale.

          3.1.9 Restrictions on Purchased Shares. Sellers acknowledge and agree that the Purchased Shares are being issued without registration under the Securities Act or any similar state statute, and will ear the following legend:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") or any state securities laws in reliance on applicable exemptions therefrom. Accordingly, the transfer or resale of these shares is restricted and may only be accomplished when accompanied by an opinion of counsel that such transfer or resale is exempt from the registration requirements of the act or state laws."

     3.2 Representations and Warranties, of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Paragraph
3.2 are correct upon execution of this Agreement.

          3.2.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah as of the effective date of this Agreement, and duly incorporated under the laws of the State of Nevada as of the Closing Date.

          3.2.2 Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          3.2.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) to the best of Buyer's knowledge, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit,

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indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

          3.2.4 Broker's Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

          3.2.5 Investment. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Buyer represents and warrants it understands the Company Shares have not been registered under the Securities Act and, therefore, cannot be resold unless subsequently registered under the Securities Act or an exemption from regulation is available.

          3.2.6 Purchase Shares. The Purchase Shares, when issued, shall be newly issued shares of Buyer, and shall be delivered free and clear of any restrictions on transfer (other than restrictions under this Agreement, the Pledge Agreement, the Securities Act and state securities laws), claims, taxes, mortgage, pledge, security interest, encumbrance, charge, other lien, options, warrants, rights, contracts, calls, commitments, equities and demands.

4. Representations and Warranties of the Sellers Concerning the Company. The Sellers, jointly and severally, represent and warrant to the Buyer that the statements contained in this Paragraph 4 are correct and complete upon execution of this Agreement, except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule" and as contained in Annex I hereto). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the material facts of the exception. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) in the Disclosure Schedule of a document, or reference to a document, as an exhibit, schedule or otherwise part of this Agreement, may not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Paragraph 4.

     4.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the

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nature of its businesses or the ownership or leasing of its properties requires such qualification except where the failure to qualify will not individually or in the aggregate have a material adverse effect on the Company ("no material adverse effect"). The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Paragraph 4.1 of the Disclosure Schedule lists the directors and officers of the Company. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.


     4.2 Capitalization. The entire authorized capital stock of the Company consists of 1,000 shares of Common Stock, $1.00 par value, of which 1,000 Company Shares are issued. All of the issued Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held beneficially and of record by the Sellers. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition, or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of the Company.

     4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Company is a party or by which either is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental

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agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     4.4 Subsidiaries. The company has no Subsidiaries, and owns no interest in any corporation, partnership, joint venture or other entity.

     4.5 Financial Statements. Attached hereto as Exhibit B are the following financial statements (collectively the "Financial Statements"):

          (i) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1996 (the "Most Recent Fiscal Year End") as well as for the Fiscal Years ended 1994 and 1995 for the Company; and

          (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the nine month period ending September 30, 1997 (the "Most Recent Balance Sheet" or the "Most Recent Balance Sheet Date") for the Company.

     The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete).

     4.6 Events Subsequent to Most Recent Balance Sheet Date. Since the Most Recent Balance Sheet Date, there has not been any material adverse change in the assets, liabilities, business, financial condition, operations, results of operations, or to the best of Sellers' knowledge, future prospects of the Company taken as a whole. Without limiting the generality of the foregoing, since that date:

          4.6.1 the Company has been managed and operated in its usual and customary manner.

          4.6.2 the Company has not sold, leased, transferred, or assigned any material assets, tangible or intangible, in an amount of more than $15,000 other than for a fair consideration or in the Ordinary Course of Business;

          4.6.3 the Company has not entered into any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) either involving more than $15,000 or outside the Ordinary Course of Business or involving a contract for a term of more than one year;

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          4.6.4     to the best of Sellers' knowledge, no party (including
the Company) has accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business involving more than $15,000 to which the Company is a party or by which the Company is bound;

          4.6.5 the Company has not granted any Security any Security Interest in any of its assets, tangible or intangible;

          4.6.6 the Company has not made any capital expenditure (or series of related capital expenditures) involving more than $15,000 or which is outside the Ordinary Course of Business;

          4.6.7 the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) either involving more than $15,000 or outside the Ordinary Course of Business;

          4.6.8 the Company has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) either involving more than $15,000 singly or $15,000 in the aggregate or outside the Ordinary Course of Business;

          4.6.9 the Company has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

          4.6.10 the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $15,000 or outside the Ordinary Course of Business;

          4.6.11 the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          4.6.12 there has been no change made or authorized in the charter or bylaws of the Company;

          4.6.13 the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

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          4.6.14    the Company has not declared, set aside, or paid, or
otherwise distributed to shareholders, any cash or dividends or any other distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock. Nor shall the Company directly or indirectly redeem, purchase or otherwise acquire any capital, stock, or other equity interest in any corporation, partnership or other business entity without prior written consent of the Buyer (which consent will not be unreasonably withheld);

          4.6.15 the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property involving an amount in excess of $15,000;

          4.6.16 the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees either involving more than $15,000 or outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

          4.6.17 the Company has not entered into any employment contract or collective bargaining agreement, written or, to the best of Sellers' Knowledge, oral, or, modified the terms of any existing such contract or agreement;

          4.6.18 the Company has not granted any increase outside the Ordinary Course of Business in the base compensation of any of its directors, officers, and employees;

          4.6.19 the Company has not adopted any (A) bonus, (B) profit-sharing, -C- incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or (H) contract, or commitment for any of its directors, officers, or employees, or modified or terminated any existing such plan, contract, or commitment;

          4.6.20 the Company has not made any other material change in the management, capital structure, personnel or employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          4.6.21 the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

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          4.6.22    there has not been any other material occurrence, event,
incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

          4.6.23 the Company has not committed to any of the foregoing in this Paragraph 4.6 except as qualified above.

     4.7 Undisclosed Liabilities. The company has no material Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any material Liability, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet Date (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Balance Sheet Date in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand).

     4.8  Tax Matters.

          4.8.1 The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is currently not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

          4.8.2 The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

          4.8.3 Neither the Sellers nor any director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority. Since the Company's incorporation, those Tax Returns have not been audited, nor are those Tax Returns currently subject to audit.

          4.8.4 The Sellers have made available to the Buyer correct and complete copies of all federal income Tax Returns since 1994.

           4.8.5 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          4.8.6 The Company has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. The Company has not made any payments, is obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G or 162(m). The Company has been a United States real property holding corporation within the meaning of Code Sec. 897-C-(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6661. The Company is not a party to any Tax allocation or sharing agreement. The Company has never been (or has any Liability for unpaid Taxes because it once was) a member of an Affiliated Group. The Company has never filed a consolidated return with any other affiliated company.

          4.8.7 The unpaid Taxes of the Company do not exceed the respected reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

     4.9 Tangible Assets. The Company owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from Security Interests and defects (patent and latent), has been maintained in accordance with normal industry practice is in good operating condition and repair (subject to normal wear and tear), and, is suitable for the purposes for which it presently is used.

     4.10 Owned Real Property.  The Company owns no real property.

     4.11 Intellectual Property

          4.11.1 The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted, a list and description of which is included in Paragraph 4.11 of the Disclosure

Schedule. The Company owns no patents and has not applied for any patent application, patent disclosure or patent improvement. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all reasonably necessary action to protect each item of Intellectual Property that it owns or uses.

          4.11.2 The Company has not interfered with, infringed upon, misappropriated, or, otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers 9and employees with responsibility for Intellectual Property matters) of the Company has never received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the best of Sellers' knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

          4.11.3 The Sellers have delivered to the Buyer correct and complete copies of all registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that the Company owns or uses:

               4.11.3.1 the identified owner possess all right, title, and interest in and to the item;

               4.11.3.2 the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

               4.11.3.3 no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               4.11.3.4 The Company has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

           4.11.4 Paragraph 4.11 of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Sellers have supplied the Buyer with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).
With respect to each such item of used Intellectual Property:

                    4.11.4.1 the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                    4.11.4.2 the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and is and will be in full force and effect on identical terms following the Closing;

     4.12 Real Property Leases. Paragraph 4.13 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Paragraph 4.13 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Paragraph 4.13 of the Disclosure Schedule:

          4.12.1 the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

          4.12.2 the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

          4.12.3 no party to lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          4.12.4 no party to the lease or sublease has repudiated any provision thereof;

          4.12.5 there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

          4.12.6 the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

          4.12.7 all premises leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

          4.12.8 all premises leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said premises; and

          4.12.9 the owner of the premises leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for (A) installments of special easements not yet delinquent and (B) recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

     4.13 Contracts. Paragraph 4.14 of the Disclosure Schedule lists the following contracts, agreements, and other arrangements, written or oral, to which the Company is a party;

          4.13.1 any arrangement (or group of related arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $15,000 per annum;

          4.13.2 any arrangement (or group of related arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $15,000 per annum;

          4.13.3 any arrangement concerning a partnership or joint venture;

          4.13.4 any arrangement (or group of related arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee0 indebtedness (including capitalized lease obligations) involving more than $15,000 or under which it has imposed (or may impost) a Security Interest on any of its assets, tangible or intangible;

          4.13.5 any arrangement concerning confidentiality or noncompetition;

          4.13.6    any arrangement involving the Sellers;

          4.13.7 any arrangement with any of its directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement;

          4.13.8 any material arrangement under which the consequences of a default or termination is likely to have a material adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Company; or

          4.13.9 any other arrangement (or group of related arrangements) either involving more than $15,000 or not entered into in the ordinary Course of Business.

The Sellers have delivered to the Buyer a correct and complete copy of each arrangement listed in Paragraph 4.14 of the Disclosure Schedule. With respect to each arrangement so listed: (A) the arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (-C-no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the arrangement; and (D) no party has repudiated any provision of the arrangement. No unfilled customer order or commitment obligating the Company to process, manufacture, or deliver products or perform services will result in a loss to the Company upon completion of performance. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No supplier of the Company has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products, or services to it and no customer of the Company has indicated within the past year that it will stop, or decrease the rate of, buying materials, products, or services from it.

     4.14 Notes and Accounts Receivable. All notes and accounts receivable as of the Most Recent Balance Sheet Date are reflected properly on the Company's books and records, are valid receivables subject to no setoffs or counterclaims and are presently current and collectible, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet.

     4.15 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

     4.16 Insurance. Paragraph 4.17 of the Disclosure Schedule sets the forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 2 years:

          4.16.1    the name, address, and telephone number of the agent;

          4.16.2 the name of the insurer, the name of the policyholder, and the name of each covered insured;

          4.16.3    the policy number and the period of coverage;

          4.16.4 the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          4.16.5 a description of any retroactive premium adjustments or other loss-sharing arrangements.

     4.17 Litigation. The Company is not subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge and is not a party or, has not been threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

     4.18 Employees. None of the directors and officers (and employees with responsibility for employment matters) of the Company, no key employee or group of employees has any plans to terminate employment with the Company, except as otherwise required by Buyer at Closing. The company is not a party to or bound by any collective bargaining agreement, nor has either experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. The Sellers and the directors and officers (and employees with responsibility for employment matters) of the Company have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. There are no outstanding severance obligations of the Company on or before the date of execution of this Agreement.

     4.19 Employee Benefits. Paragraph 4.20 of the Disclosure Schedule lists each Employee Pension Benefit Plan and Employee Welfare Benefit Plan that the Company maintains or to which the Company contributes for the benefit of any current or former employee of the Company.

          4.19.1 Each Employee Pension Benefit Plan and Employee Welfare Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

          4.19.2 All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Pension Benefit Plan and Employee Welfare Benefit Plan. The requirements of Part 6 of Subtitle Be of Title I of ERISA and of Code Sec. 4980B have been met with respect to each Employee Welfare Benefit Plan.

          4.19.3 All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments owed by the employer for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

          4.19.4 Each Employee Pension Benefit Plan meets the requirements of qualified plan" under Code Sec. 401 (a) and a determination letter is being applied for with the IRS.

          4.19.5 There have been no Prohibited Transactions with respect to any Employee Pension Benefit Plan and Employee Welfare Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Pension Benefit Plan and Employee Welfare Benefit Plans. No charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Employee Pension Benefit Plan and Employee
Welfare    Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Company, threatened. The Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Company have no knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand.

          4.19.6 The Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, Form 5500 Annual Reports, and all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

     The Company does not contribute to, have never contributed to, nor has ever been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan. The Company has not incurred, and the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Company have no reason to expect that the Company will incur, any Liability to the PBGC (other than PBGC prenium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any Employee Pension Benefit Plan that the Company (as described in Code Section 414(b)(c) or (m), contributes, has ever contributed, and has never been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

     4.20 Guarantees. The Company is not a guarantor and is not otherwise liable for any Liability or obligation (including indebtedness) of any other person.

     4.21 Environment, Health, and Safety.

          4.21.1 No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Company alleging any failure to comply with any such law or regulation. The Company has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety.

          4.21.2 The Company has no Liability (and there is no Basis related to the past or present operations, properties, or facilities of the Company for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any Liability) under the Comprehensive Environment Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof), concerning release or theatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

          4.21.3 The Company has no Liability (and the Company has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against the Company giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

          4.21.4 The Company has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety.

          4.21.5 The Company has no Liability (and the Company has not exposed any employee to any substance or condition that could form the Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against the Company giving rise to any Liability) for any illness of or personal injury to any employee.

          4.21.6 The Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

          4.21.7 All properties and equipment used in the business the Company have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-transdichloroethylene dioxins, dibenzofurans, and Extremely Hazardous Substances.

          4.21.8 All products labeling of the Company has been in conformity with applicable laws (including rules and regulations thereunder).

          4.21.9 No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that the company ever has owned or that the Company leases or ever has leased.

     4.22 Legal Compliance.

          4.22.1 The Company has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no charge, compliant, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Company alleging any failure to comply with any such law or regulation.

          4.22.2 The Company has complied with all applicable laws (including rules and regulations thereunder) relating to the employment of labor, employee civil rights, and equal employment opportunities.

          4.22.3 The Company has not violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Commission Act, each as amended.

          4.22.4  The Company has not;

               4.22.4.1 made or agreed to make any contribution, payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state, local, or foreign jurisdiction;

               4.22.4.2 established or maintained any unrecorded fund or asset for any purpose, or made any false entries on any books or records for any reason; or

               4.22.4.3 made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office.

          4.22.5 The Company has filed in a timely manner all reasonably required reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder) except for reports, documents and other materials, the failure of which to file would not have material Adverse Consequences.

          4.22.6 The Company has possession of all material records and documents it was reasonably required to retain under all applicable laws (including rules and regulations thereunder).

     4.23 Certain Business Relationships with the Company. The Sellers and their Affiliates do not own any property or right, tangible or intangible, which is used in the business of the Company.

     4.24 Broker's Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Agreement.

     4.25 Disclosure. Without limiting the foregoing, subject to the exceptions above, the representations and warranties contained in this Paragraph 4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Paragraph 4 not misleading.

5. Pre-closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Paragraph 7 below).

     5.2 Notices and Consents. The Sellers will cause the Company to give any notices to third parties, and will cause the Company to use its best efforts to obtain any third party consents, that the Buyer may request in connection with the matters pertaining to the Company disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will take any additional action (and the Seller will cause the Company to take any additional action) that may be necessary, proper, or advisable in connection with any other notices to, filings, with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that they may be required to give, make, or obtain.

     5.3 Operation of Business. The Sellers will not cause or permit the Company to engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Company to engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in Paragraph 4.6 above.

     5.4 Preservation of Business. Sellers will use their best endeavors to ensure that the Company has kept its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, licensees, suppliers, customers, and employees.

     5.5 Full Access. The Sellers will permit, and the Sellers will cause the Company to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Company.

     5.6 Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material development affecting the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Company taken as a whole. Each Party will give prompt written notice to the others of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Paragraph 5.6, however, shall prevent or cure any misrepresentation, breach of warranty, or breach of covenant. However, any such disclosure prior to the Closing Date, will, if so identified by the Sellers, constitute additions to the Disclosure Schedule or the Exception Schedule, for the purpose of updating the representations and warranties made by the Sellers on the Closing Date and shall be deemed part of such Schedule.

     5.7 Exclusivity. The Sellers will not (and the Sellers will cause the Company not to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) acquisition or purchase of securities or assets, or (C) similar transaction or business combination involving the Company or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers will not be entitled to enter into negotiations with any other third party.

     5.8 Earnings Since August 1, 1997. All revenues of the Company since August 1, 1997 have been retained by the Company except for expenditures of the Company in the ordinary course of business. The Company has made no payment nor transferred any property, right or benefit of any kind or nature whatsoever, directly or indirectly, to any of the Sellers or their Affiliates, except for salary to Tracy Childers as a President of the Company.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

     6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party (unless the requesting Party is entitled to indemnification therefor under Paragraph 8 below). The Sellers acknowledge and agree that from and after the /closing the Buyer will be entitled to possession, upon reasonable request as to time and place, of all documents, books, records, agreements, and financial data relating to the Company.

     6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, compliant, action, suit, proceeding, hearing, investigation, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending party is entitled to indemnification therefor under Paragraph 8 below).

     6.3 Transition. The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, licensee, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after closing as they maintained with the Company prior to the Closing. The Sellers will refer all customer inquiries relating to the business of the Company to either the Buyer or the Company from and after the Closing.

     6.4 Employees. After the Closing Date, Buyer shall bear all costs and shall be responsible for any claims by Employees, including severance costs in the event of termination or material change in the terms and conditions of employment of any employee.

     6.5 Services to Company. Tracy Alan Childers and John V. Childers, Sr. shall continue to make their services available to the Company in order to increase the business of the Company in a manner consistent with their projections; as and to whatever extent requested by Buyer.

     6.6 Bonds and Security. The Buyer acknowledges that the Sellers have indemnification obligations under the Company's arrangements with ARC and IATAN (the "Airline Appointments"). Sellers and Buyer shall cooperate to transfer to Buyer the obligations and liabilities under the Company's Airline

Appointments as quickly as reasonably possible after the Closing without interruption of the Company's business or operations.

7.   Conditions to Obligation to Close

     7.1 Conditions to Obligation of the Buyer: The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          7.1.1 the representations and warranties set forth in Paragraph 3.1 and Paragraph 4 above shall be true and correct in all material respects at and as of the Closing Date; and there shall have been, between the Most
Recent Balance Sheet Date and the Closing Date, no material adverse change in the condition, financial or otherwise of the Company; the assets, liabilities and income statements being in substantially the same condition as is reflected in the Most Recent Balance Sheet Date and in the event there is an adverse change, at the sole and exclusive option of Buyer, this Agreement shall be null and void.

          7.1.2 the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date;

          7.1.3 the Company shall have obtained all the necessary third party consents before the closing Date;

          7.1.4 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect either the Company or the right of the Buyer to own, operate, or control the Company shares or the Company (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

          7.1.5 the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Paragraph 7.1,
7.1.1 to 7.1.4 is satisfied in all respects;

          7.1.6 the Buyer shall have received from counsel to the Sellers an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Buyer and dated as of the Closing Date;

          7.1.7 the Buyer shall have received the resignations, effective as of the closing, of each director and officer of the Company, other than Tracy Alan Childers as President;

          7.1.8 the Buyer shall have received releases (in form and substance satisfactory to Buyer) executed by the Sellers and each director and officer of the Company releasing any and all claims by such persons against the Company;

          7.1.9 the Sellers shall have delivered to the Company assignments (in form and substance reasonably satisfactory to the Buyer) executed by the Sellers assigning any and all rights of the Sellers in Intellectual Property owned or used by the Company; and

          7.1.10 the Sellers shall deliver a Disclosure Schedule which Sellers shall represent and warrant sets forth the following information with respect to the Company: (A) the basis of the Company in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

The Buyer may waive any condition specified in this Paragraph 7.1 if it executes a writing so stating at or prior to the Closing.

     7.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by it is connection with the Closing is subject to satisfaction of the following conditions:

          7.2.1 the representations and warranties set forth in Paragraph 3.2 above shall be true and correct in all material respects at and as of the Closing Date;

          7.2.2 the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the closing;

          7.2.3 no action, su8it, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

          7.2.4 all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all conditions to be satisfied at or prior to the Closing (including the conditions described in Paragraph 6.7), and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers;

          7.2.5 the buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in this Paragraph 7.2 is satisfied in all respects;

The Sellers may waive any condition specified in this Paragraph 7.2 if it executes a writing so stating at or prior to the Closing.

8.   Remedies for Breaches of This Agreement.

     8.1 Survival. All of the representations and warranties of the Sellers contained in this Agreement shall survive the Closing hereunder.

     8.2 Indemnification Provisions for Benefit of the buyer. The Sellers, jointly and severally, agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer or the company may suffer through and after the Closing Date for all claims for indemnification arising from (I) any breach of a representation, warranty or covenant of Sellers hereunder; (ii) any Liability of the Company arising on or before the closing Date (including Liabilities disclosed herein), or (iii) any Liability of the Buyer arising as a result of having entered into the transactions contemplated hereby.

     8.3 Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Paragraph 8, then the Indemnified party shall notify the Indemnifying Party thereof promptly in writing; provided, however, that no delay on the part of the Indemnified party in notifying the Indemnifying party shall relieve the Indemnifying party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate co-counsel to the extent the Indemnified party reasonably concluded that the counsel the Indemnifying Party has selected has a conflict of interest or the Indemnified Party and the Indemnifying Party have a conflict of interest) (C) the Indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld - unreasonaly), and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event no Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

     8.4 Determination of Loss. The Parties shall make appropriate adjustments for the time cost of money (using the Applicable Rate as the discount rate) in determining the amount of loss for purposes of this Paragraph 8. All indemnification payments under this Paragraph 8 shall be deemed adjustments to the Purchase Price, determined based on the value of the Company Shares as of September 1, 1997.

     8.5 Other Remedies provisions. Any statutory or common law remedy any Party may have based on fraud or intentional misrepresentation shall survive and be in addition to the Indemnification Provisions noted above.

     8.6 Effect of Director and Officer Indemnification on Sellers' Indemnification Obligation. For the purposes of this Paragraph 8, any claim for indemnification asserted by any of Sellers' partners, affiliates, or employees relating to service as a current or former director or officer or employee of the Company against the Company (either based on a contractual right, on the Company 's Articles of Incorporation or Bylaws or on applicable state law) arising out of claims related to acts or omissions occurring on or before Closing shall be indemnified by Sellers.

     8.7  Buyer's Rights.

          8.7.1 The rights and remedies of the Buyer in respect to a breach of any of the representations and warranties set forth in this Agreement will not be affected by the closing of this transaction; by any investigation made by or on behalf of Buyer into the affairs of the Company; by the giving of any extension of time by Buyer to any person; or by any other cause whatsoever except a specific waiver or release by Buyer in writing and any such waiver or release will not prejudice or affect any remaining rights or remedies of Buyer.

          8.7.2 Without restricting the rights of Buyer or the ability of Buyer to claim damages on any basis available to it, in the event that any of the terms, conditions, representations and warranties of this Agreement are breached or found to have been breached, Sellers shall be liable to pay Buyer, on demand, for any loss or damage resulting from any breach of any such representations and warranties, together with all costs and expenses reasonably incurred by Buyer and the Company as a result of such breach, including reasonably incurred by Buyer and the Company as a result of such breach, including reasonable attorney's fees. Any loss shall be reduced by any amounts recoverable by Buyer from any third party. If as a result of any of the aforesaid breaches, Buyer becomes entitled under the terms set forth to demand written payment from Sellers, such payment shall be made within ten (10) days after such written demand.

     8.7.3 The rights conferred on Buyer by this Agreement are in addition and without prejudice to any other rights and remedies available to Buyer; and no exercise or failure to exercise a right under this Agreement or otherwise or to invoke a remedy will constitute a waiver of that right or remedy by Buyer.

9.   Miscellaneous.

     9.1 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

     9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and superedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

     9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder 9in any or all of which cases the Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

     9.5 Counterparts and Facsimile. This Agreement may be executed in one or more counterparts, including facsimile, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. A notice required or permitted to be given by one party to another under this Agreement must be in writing and is treated as being duly given if it is;

          (a)  left at that other party's address;
          (b)  sent by pre-paid mail to that other party's address;
          (c)  transmitted by telex to that other party's address; or
          (d)  transmitted by facsimile to that other party's address.

          A notice given to a party in accordance with the preceding sub-clause is treated as having been duly given and received:

          (a)  IN THE CASE OF Paragraph (a) when delivered;
          (b) In the case of Paragraph (b), on the fifth business day after posting;
          (c) In the case of Paragraph -C-, on the day of transmission (if a business day) or if not a business day, on the next business day provided that party's answer back is received;
          (d) In the case of Paragraph 9d), on the day of transmission (if a business day), or, if not a business day, on the next business day provided the sender of the facsimile receives a transmission report confirming that the fax has been received by the recipient.

     Any party may change the address to which notices are to be delivered or sent by giving the other party notice in the manner herein set forth.

If to the Buyer:                             Copy to:

Wade Cook Financial Corporation              Susan E. Lehr, Esq.
14675 Interurban Avenue South                Monahan & Biagi, PLLC
Seattle, WA  98168-4664                      701 fifth Avenue, suite 5701
Attn:  Ms. Kiman Lucas                       Seattle, Washington  98104-7003
Fax No.:  (206) 901-3133                     Fax No.:  (206) 587-5710
Telephone No.:  (206) 901-3000               Telephone No.:  (206) 587-5700

If to the Sellers:                           Copy to:



Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

     9.9 Resolution of Disputes. The parties agree that, in the event of a dispute between them, arising from, concerning or in any way related to this Agreement, the Parties shall undertake good faith efforts to negotiate the resolution of the matter amicably between them for a period of no longer than thirty (30) days following written notice of the dispute provided by either Party. If these negotiations prove to be unsuccessful for any reason, either the Buyer or the Sellers may initiate legal proceedings.

     9.10 Amendments and Waivers. No amendment of any provision of the Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     9.12 Expenses. Each of the Parties and the Company will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that the Company has not borne and will not bear any of the Sellers' third party costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. However, any stamp duty due as a result of this transaction shall be borne by the Buyer.

     9.13 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that such representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect the fact that there exists another representation, warranty, or covenant reisting to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     9.14  Incorporation of Exhibits, Annexes, and Schedules. The
           Exhibits, Annexes, and Schedules identified in this Agreement are Incorporated herein by reference and made a part hereof.

     9.15 Specific Performance. Each of Sellers and Buyer acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Sellers and Buyer agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce especially this Agreement and the terms and provisions hereof in any action institute in addition to any other remedy to which they may be entitled at law or in equity, subject to the agreements regarding venue in Paragraph 9.8 above.

     9.16 Currency. All dollar amounts used in this Agreement are in United States dollars.


     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


SELLERS:                                    BUYER:

                                            WADE COOK FINANCIAL CORPORATION

  /s/ John V. Childers, Sr.
------------------------------
John V. Childers, Sr.                       By        /s/ Wade B. Cook
                                              --------------------------------
                                               Wade B. Cook
  /s/ Brenda Childers
------------------------------              :  President
Brenda Childers                               --------------------------------


  /s/ Tracy Alan Childers
------------------------------
Tracy Alan Childers


  /s/ John V. Childers, Jr.
------------------------------
John V. Childers, Jr.